Exhibit 10.17

Amendment No. 1

LINCOLN NATIONAL CORPORATION

EXCESS RETIREMENT PLAN

Effective October 30, 2008

Pursuant to Section 6.1 of the Lincoln National Corporation Retirement Excess Plan (the “Plan”), the Chief Human Resources Officer of Lincoln National Corporation may amend the Plan as set forth below, effective October 30, 2008, as follows:

1.Amend and restate Section 4.1(b) of the Plan in its entirety as follows:

“(b)  JP Plan Participants.  Absent an effective election pursuant to Section 4.5 below, for JP Plan Participants who Separate from Service prior to January 1, 2008, the default Benefit Determination Date shall be the later of the first day of the month following the month in which the Participant Separates from Service, or age 55.  Absent an effective election pursuant to Section 4.5 below, for JP Plan Participants who Separate from Service on or after January 1, 2008, the default Benefit Determination Date shall be the first day of the month that is a full thirteen (13) months from the date that the JP Plan Participant Separates from Service.  Payment of the Present Value of the Participant’s benefit will be made to the Participant in the form of a cash lump sum on his or her Benefit Commencement Date.  The Benefit Commencement Date is as soon as administratively practicable after the default Benefit Determination Date, but in no event later than 90 days after the default Benefit Determination Date.”

2. Add the following sentence to the end of Section 4.1(d):

“Effective January 1, 2007, Current Service Accounts are credited, maintained, and administered under the Lincoln National Life Top Earners’ Plan for Agency Building General Agents.”

By:  /s/ Lisa M. Buckingham

Lisa M. Buckingham

Chief Human Resources Officer of

LINCOLN NATIONAL CORPORATION